Exhibit No. 10.32
January 8, 2010
PERSONAL & CONFIDENTIAL
Frank J. Ready
AFP Americas
Subject: 2010 Compensation
Dear Frank:
The Management Development and Compensation Committee approved the following compensation changes for you effective January 1, 2010.
Base Salary:
Your annualized base salary will increase 11% to $500,000.
Annual Incentive Target:
Your Management Achievement Plan target will increase from 70% to 75%, for an annual target of $375,000.
Long-Term Incentive:
Your long-term incentive target will increase from 180% to 200%, for a target award value of $1,000,000 starting with the February 2010 grant. In addition, the Committee granted you a Restricted Stock Award. This award consists of 12,500 shares of time-based Restricted Stock of Armstrong World Industries, Inc. and is made under the Company’s 2006 Long-Term Incentive Plan; the award will be granted effective January 8, 2010.
Restrictions will lapse on this Restricted Stock Award on December 31, 2012. If Armstrong makes cash dividend payments during this period, you will accrue an amount equal to the dividend payment in a non-interest bearing account. You will receive a cash payment for the accrued dividends when the restrictions lapse on the underlying Restricted Stock Award.
Shares of AWI stock will be distributed to you when the restriction period expires. The Company will use share tax withholding to satisfy your tax obligations unless you decide to remit payment for all applicable taxes.
The Internal Revenue Code (Section 83(b)) provides the option to pay the federal income tax now rather than when the restrictions lapse. You should consult with your personal tax advisor on the merits and risks of making an 83(b) election.
You would forfeit unvested shares and accrued dividends in the event of voluntary or involuntary resignation, retirement, or termination for willful, deliberate, or gross misconduct. Shares automatically vest in the event of long-term disability or death.
Cash Retention:
You will receive two cash retention payments for a total of $1,500,000. The first payment of $1,000,000 will be made to you on January 1, 2012 and the second payment of $500,000 will be made on January 1, 2013. The payments will not be counted for purposes of benefit determination. If you are involuntarily terminated for reasons other than unacceptable performance or misconduct prior to the scheduled payment dates, you will receive the full retention payment. However, if your employment with the Company ends prior to the payment date because of your resignation or other voluntary termination, you will not receive the payments.

Frank, we are committed to retaining the key employees who are vital to the successful future of our business. I hope this personalized recognition conveys my appreciation for your many contributions and acknowledges your importance to Armstrong.

Sincerely,
/s/ Michael D. Lockhart
Michael D. Lockhart
Chairman & CEO